EXHIBIT 15



Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico  87158

November 19, 2001

Public Service Company of New Mexico

     We are aware that Public Service Company of New Mexico and subsidiaries has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated November 13, 2001 covering the unaudited interim financial information contained herein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.
Very truly yours,


/s/ ARTHUR ANDERSEN LLP